					Exhibit 12.3
TEXAS-NEW MEXICO POWER COMPANY
Ratio of Earnings to Fixed Charges
(In thousands, except ratio)

	Year Ended December 31,

	2009	2008	2007	2006	2005
Fixed charges, as defined by the Securities and Exchange
Commission:

Interest on long-term debt (including interest capitalized)	$22,232	$12,427	$22,394	$25,728	$25,727
Amortization of debt premium, discount and expenses	3,355	1,504	1,925	1,695	2,111
Other interest (including interest capitalized)	3,377	5,434	1,129	1,646	179
Estimated interest factor of lease rental charges	831	571	844	367	377

Total Fixed Charges	$29,795	$19,936	$26,292	$29,436	$28,394

Earnings, as defined by the Securities and Exchange
Commission:

Earnings from continuing operations before income taxes	$20,151	$2,335	$29,055	$17,905	$25,183
Fixed charges as above	29,795	19,936	26,292	29,436	28,394
Interest capitalized	(1,144)	(1,025)	(332)	(209)	(200)

Earnings Available for Fixed Charges	$48,802	$21,246	$55,015	$47,132	$53,377

Ratio of Earnings to Fixed Charges	1.64	1.07	2.09	1.60	1.88